                                                                   Exhibit 10.15



       ADDENDUM NO. 1 TO AGREEMENT REGARDING INTELLECTUAL PROPERTY RIGHTS

by and between:

         Gunnar Foss, a Norwegian citizen resident in Mezenplei 11, 2566 Z6, den Haag, The Netherlands (hereinafter referred to as Foss); and Per Bull Haugsoen, a Norwegian citizen, residing at Risalleen 53, 0377 Oslo (hereinafter referred to as Haugsoen)

on the one hand,

and

         Marine Shuttle Operations AS, a Norwegian Company having its registered office at Lyramyrveien 29, 4301 Sandnes; and Marine Shuttle Operations Inc, a company organized and existing under the laws of Nevada, USA, having its principle place of business at 4410 Monterose Boulevard, Houston, Texas 77006, USA; (hereinafter jointly and individually referred to as MSO)

the following Addendum No. 1 to The Agreement Regarding Intellectual Property has today been entered into:

1.       Background

1.1 On March 31, 1998, Foss and Haugsoen entered into an Agreement Regarding Intellectual Property (the "Original Agreement") with Offshore Shuttle AS (hereinafter referred to as OSAS). Under the Original Agreement, which is enclosed herewith as Exhibit 1, Foss and Haugsoen transferred to OSAS all Rights (as defined in the Original Agreement) pertaining to the Offshore Shuttle Concept, subject to the conditions and qualifications contained in the Original Agreement.

1.2 Subsequent to the execution of the Original Agreement, OSAS (and its successor by merger, MSO) has actively pursued the further development of the Offshore Shuttle Concept as contemplated by the Original Agreement.

1.3 During the Winter and Spring of 1999, the development of the Offshore Shuttle concept has reached a level where detailed negotiations for award of contracts for the design, construction and fabrication of the first Offshore Shuttle are ongoing in parallel with negotiations with credit institutions for procurement of the corresponding finance facility.

2.       Waiver of Rights - Transfer of Rights under Patent Applications

         Subject to the fulfilment of the conditions contained in Article 3 hereof, Foss and Haugsoen agree, individually and collectively, to forever waive and relinquish any and all rights to have the Rights transferred back to them, individually or collectively, in accordance with Article 2, 2nd paragraph of the Original Agreement.

         Foss and Haugsoen further agree, individually and collectively, to forever waive and relinquish any and all rights of first refusal in the event of assignment of the said Rights to any Third Party as provided in Article 5 of the Original Agreement.

         Except as provided for in Article 3 of this Addendum, the waiver of rights as contained in the foregoing paragraphs hereof is irrevocable and unconditional and shall be contingent upon no other circumstance or condition.

         Upon completion of those conditions as specified in Article 3 hereof, Foss and Haugsoen undertake, individually and collectively, to execute any such document(s) which may be requisite or proper in order to more effectively waive and relinquish the Rights, such that all rights to the Offshore Shuttle Concept are vested in MSO.

3.       Conditions Precedent

         The waiver of rights as contained in Article 2 hereof shall only become effective upon satisfaction of the following conditions:

         o The receipt by MSO, or any company or entity controlled directly or indirectly by MSO, of a written commitment for a financing (debt, equity or other) for the full and complete design and fabrication of the first Offshore Shuttle.

         o The entering into by MSO, or any company or entity controlled directly or indirectly by MSO, of such contracts as are required for the design, construction and complete fabrication of the first Offshore Shuttle.

         o   Completion of the Stock Exchange Agreements referred to below under
             Article 5.1 of this Addendum No. 1.

         The conditions in this Article 3 shall all be fulfilled within 24 months from the execution of this Addendum No. 1, or otherwise this Addendum No. 1 shall be null and void.


4.       Consideration

         In consideration of the waiver of the Rights as provided herein MSO shall grant to each of Foss and Haugsoen warrants to purchase 125,000 (one hundred and twenty five thousand) shares of common stock of Marine Shuttle Operations Inc at value 1 - one - U.S. Dollar per share. Such Warrants are enclosed herewith as Exhibits 2 and 3, respective, and shall be granted immediately only upon satisfaction of the conditions defined in Article 3 hereof.

5.       Various

5.1 The parties agree that the Stock Exchange Agreements entered into in April, 1998 between Marine Shuttle Operations Inc. and respectively Foss and Haugsoen shall be closed without any undue delay. In this respect, Marine Shuttle Operations Inc. undertakes to take such actions, hereunder submitting the appropriate letter of instructions to the Transfer Agent as to the names in which the share certificates should be registered and where the certificates should be sent. Additionally, Marine Shuttle Operations Inc. will cause a legal opinion by counsel to be submitted to the Transfer Agent regarding the issuance of the shares under applicable securities laws. Such actions shall be taken by Marine Shuttle Operations Inc. no later than 10 days following the execution of this Addendum No. 1, and Marine Shuttle Operations Inc. further undertakes to use its best effort to insure the diligent and timely completion of the stock exchange.

5.2 Foss and Haugsoen each agree that in connection with any future underwritten public or private offering of Marine Shuttle Operations Inc. common stock, upon request of Marine Shuttle Operations Inc. or the principal underwriter managing such public offering, the shares of common stock of Marine Shuttle Operations Inc. then held by each of them may not be sold, offered for sale, or otherwise disposed of without the prior written consent of Marine Shuttle Operations Inc. or such underwriter, as the case may be, for a specific period, at least 90 days after the effectiveness of the registration statement filed in connection with such offering (or such longer period of time as the Marine Shuttle Operations Inc. Board of Directors may determine), provided that all of the Company's executive officers (inclusive of Directors and leading personnel) of Marine Shuttle Operations Inc. and Marine Shuttle Operations AS, agree to be similarly bound. The obligations under this Section shall remain effective for five (5) years after the date hereof.

5.3 The parties agrees that this Addendum No. 1 shall be interpreted and construed in accordance with the laws of The Kingdom of Norway.

                                       ***

This Addendum No. 1 has been executed in 4 - four - counterparts; one to each of the parties and one to Marine Shuttle Operations Inc.


                        Oslo, Norway this ________ , 2000


                                            Marine Shuttle Operations Inc.

---------------------------                 -------------------------------
Per Bull Haugsoen

                                            Marine Shuttle Operations AS

--------------------------                  -------------------------------
Gunnar Foss



Enclosures